Exhibit 99.1

Electromed, Inc. Announces Fiscal 2025 First Quarter Financial Results

Electromed delivers eighth consecutive quarter of year-over-year revenue and profit growth, while continuing to invest in strategic growth initiatives

NEW PRAGUE, Minn.--(BUSINESS WIRE) -- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2024 (“Q1 FY 2025”).

Q1 FY 2025 Financial Highlights

●	Net revenue increased 19.0% to $14.7 million in Q1 FY 2025, from $12.3 million in the first quarter of the prior fiscal year.

●	Gross margin was 78.3% of net revenues, compared to 77.1% in the first quarter of the prior fiscal year.

●	Operating income increased to $1.9 million or 13.2% of revenue compared to $0.1 million or 1.2% of revenue in the first quarter of the prior fiscal year.

●	Net income was $1.5 million, or $0.16 per diluted share, compared to $0.2 million, or $0.02 per diluted share in the first quarter of the prior fiscal year.

●	Share repurchases of Electromed stock totaled 262,756 at an average price of $17.26 per share, or an aggregate amount of approximately $4.5 million against an authorization of $5 million.

“The Electromed team performed at a high level in the first quarter, generating strong results and getting fiscal 2025 off to an outstanding start”, said Jim Cunniff, President, and Chief Executive Officer. “This is particularly impressive given our excellent results in fiscal 2024, and demonstrates the team’s ability to grow profitably, enhancing shareholder value. Our direct sales force now totals 53 reps and we increased our total number of sales territories to 57 by the end of the first quarter of fiscal 2025. This highly accomplished team has been the catalyst for our growth. Additionally, we launched an exciting new marketing campaign, called Triple Down on Bronchiectasis, which highlights the vital role of airway clearance as a key component of a complete bronchiectasis treatment program, and the response has been overwhelmingly positive. Finally, to lead our various market development initiatives, we have hired Peter Horwich as our new VP of Marketing. It has been an exciting quarter, and I look forward to working towards another record-breaking year in fiscal 2025.”

Q1 FY 2025 Results

All amounts below are for the three months ended September 30, 2024 (“Q1 FY 2025”) and compare to the three months ended September 30, 2023 (“Q1 FY 2024”).

Net revenues grew 19.0% to $14.7 million, from $12.3 million in Q1 FY 2024.

Revenue in our direct homecare business increased year-over-year by 18.5% to $13.2 million, from $11.2 million. The increase in revenue was due to an increase in referrals driven by an increase in direct sales representatives, higher quality referrals, higher net revenue per approval, and efficiencies within our reimbursement department. Field sales force employees totaled 60 at quarter end, 53 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q1 FY 2025 was $985,000, at the higher end of Electromed’s increased annual target range of $900,000 to $1,000,000.

Gross profit increased to $11.5 million, or 78.3% of net revenues from $9.5 million or 77.1% of net revenues, in Q1 FY 2024. The increase in gross profit dollars for the three months ended September 30, 2024, was primarily due to increased revenue volume and a higher average net revenue per device. The gross margin rate increased year over year, primarily driven by a higher average net revenue per device.

Selling, general and administrative expenses were $9.4 million representing an increase of $0.2 million or 2.6%, compared to Q1 FY 2024. The increase in the current period was primarily due to increases in share-based compensation associated with the vesting of performance-based equity awards, salaries, and incentive compensation related to the higher average number of sales, sales support, marketing, and an increase in reimbursement personnel to process higher patient referrals.

Operating income was $1.9 million, compared to $0.1 million in Q1 FY 2024. The increase in operating income was driven primarily by increased revenue and gross profit and growth in selling, general and administrative expense growth tracking below revenue growth.

Net income was $1.5 million, or $0.16 per diluted share, compared to $0.2 million, or $0.02 per diluted share in Q1 FY 2024.

As of September 30, 2024, Electromed had $13.9 million in cash, $22.4 million in accounts receivable and no debt, achieving an overall working capital of $33.6 million. The cash balance reflects a decrease of $2.2 million in the quarter. The decrease primarily resulted from the share repurchase of approximately $4.5 million of Electromed common stock, offset by $2.3 million of positive operating cash flow within the quarter.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, November 12, 2024.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://url.us.m.mimecastprotect.com/s/7BVqCR6MPEIA8DR8fPijF15Pbr?domain=viavid.webcasts.com

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10193708. Additionally, an online replay will be available for one year in the Investor Relations section of Electromed’s website at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” continue,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2024	June 30, 2024
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$13,864,000	$16,080,000
Accounts receivable (net of allowances for credit losses of $45,000)	22,366,000	23,333,000
Contract assets	754,000	719,000
Inventories	3,434,000	3,712,000
Prepaid expenses and other current assets	592,000	329,000
Total current assets	41,010,000	44,173,000
Property and equipment, net	5,003,000	5,165,000
Finite-life intangible assets, net	660,000	657,000
Other assets	90,000	87,000
Deferred income taxes	2,152,000	2,152,000
Total assets	$48,915,000	$52,234,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,784,000	$1,010,000
Accrued compensation	2,150,000	3,893,000
Income tax payable	188,000	277,000
Warranty reserve	1,641,000	1,567,000
Other accrued liabilities	1,656,000	930,000
Total current liabilities	7,419,000	7,677,000
Other long-term liabilities	8,000	12,000
Total liabilities	7,427,000	7,689,000

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized;
8,457,071 and 8,637,883 shares issued and outstanding, as of September 30, 2024, and June 30, 2024, respectively	85,000	87,000
Additional paid-in capital	20,816,000	20,790,000
Retained earnings	20,587,000	23,668,000
Total shareholders’ equity	41,488,000	44,545,000
Total liabilities and shareholders’ equity	$48,915,000	$52,234,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended September 30
	2024	2023
	(Unaudited)	(Unaudited)
Net revenues	$14,668,000	$12,324,000
Cost of revenues	3,177,000	2,826,000
Gross profit	11,491,000	9,498,000
Operating expenses
Selling, general and administrative	9,387,000	9,150,000
Research and development	166,000	206,000
Total operating expenses	9,553,000	9,356,000
Operating income	1,938,000	142,000
Interest income, net	195,000	77,000
Net income before income taxes	2,133,000	219,000
Income tax expense (benefit)	659,000	64,000
Net income	$1,474,000	$155,000
Income per share:
Basic	$0.17	$0.02
Diluted	$0.16	$0.02

Weighted-average common shares outstanding:
Basic	8,564,489	8,537,388
Diluted	8,980,714	8,782,824

Electromed, Inc.

Condensed Statements of Cash Flows

	Three Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$1,474,000	$155,000
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	202,000	202,000
Amortization of finite-life intangible assets	18,000	12,000
Share-based compensation expense	697,000	371,000
Changes in operating assets and liabilities:
Accounts receivable	967,000	675,000
Contract assets	(35,000)	(57,000)
Inventories	278,000	(240,000)
Prepaid expenses and other assets	(266,000)	901,000
Income tax payable, net	(89,000)	(226,000)
Accounts payable and accrued liabilities	806,000	(863,000)
Accrued compensation	(1,743,000)	(1,174,000)
Net cash provided by (used for) operating activities	2,309,000	(244,000)

Cash Flows from Investing Activities
Expenditures for property and equipment	(37,000)	(109,000)
Expenditures for finite-life intangible assets	(21,000)	(24,000)
Net cash used for investing activities	(58,000)	(133,000)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of options	84,000	29,000
Taxes paid on net share settlement of stock awards	(15,000)	-
Repurchase of common stock	(4,536,000)	-
Net cash (used for) provided by financing activities	(4,467,000)	29,000
Net decrease in cash	(2,216,000)	(348,000)

Cash And Cash Equivalents
Beginning of period	16,080,000	7,372,000
End of period	$13,864,000	$7,024,000